Exhibit 10.9

ANNUAL CASH COMPENSATION OF EXECUTIVE OFFICERS

The named executive officers of Stereotaxis, Inc. (the “Company”) have their base salaries determined yearly by the Compensation Committee (the “Committee”) of the Board of Directors. The executive officers are all “at will” employees, and each has a written employment agreement which is filed, as required, as an exhibit to reports filed by the Company under the Securities Exchange Act of 1934. Messrs. Kaminski, Bruce, Cheng and Ms. Duros proposed and agreed to voluntary base salary reductions for the period from October 1, 2011 through March 31, 2013. Each of said named executive officers entered into an amendment to his or her respective employment agreement on October 10, 2011, providing for the base salary reduction. On February 14, 2012, the Committee considered the base salaries for named executive officers of the Company and made no adjustments. Also, the Committee made no awards to the named executive officers under the Company’s 2011 bonus plan (the “2011 Plan”). The 2011 Plan was designed to reward the accomplishments of these officers on behalf of the Company in 2011 pursuant to and consistent with the objective of the Company’s bonus plan, as determined by the Committee. The 2011 base salaries, 2011 bonuses and 2012 base salaries are summarized in the following table:

	2011 Salary as of February 15, 2011	2011 Salary as of October 1, 2011	2011 Bonus	2012 Salary
Douglas M. Bruce
Chief Technology/Operations Officer	$325,000	$292,500	$0	$292,500
Frank J. Cheng
Senior Vice President, Marketing and Business Development, General Manager, Odyssey Business	$285,000	$256,500	$0	$256,500
Samuel W. Duggan II [1]
Chief Financial Officer	$270,000	$270,000	$0	$270,000
Karen W. Duros
Senior Vice President, General Counsel & Secretary	$270,000	$243,000	$0	$243,000
Daniel J. Johnston [2]
Chief Financial Officer	$325,000	N/A	N/ A	N/A
Michael P. Kaminski
President & Chief Executive Officer	$420,000	$352,000	$0	$352,000

The Company intends to provide additional information regarding other compensation awarded to the named executive officers in respect of and during the 2011 fiscal year in the proxy statement for its 2012 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in April 2012.

As determined by the Committee at the February meeting, the 2012 annual bonus program will be based on management achieving certain objectives established in the committee for the first six months of 2012, the second six months of 2012, and the full year.

[1]	Mr. Duggan joined the Company on October 1, 2011.
[2]	Mr. Johnston resigned from the Company effective August 15, 2011.